Exhibit 10.1
CONFIDENTIAL
July 14, 2006
Douglas D. Burkett, Ph.D.
Chairman, Chief Executive Officer and President
ZILA, Inc.
5227 North 7th Street
Phoenix, AZ 85014-2800

Re:	Engagement of Roth Capital Partners, LLC
Dear Doug:
     Roth Capital Partners, LLC (“we” or “ROTH”) is pleased to act as the exclusive financial advisor and placement agent for ZILA, Inc. (“you” or the “Company”) in connection with a proposed Offering (defined below) and Placement (defined below). The terms of the engagement are set forth in this letter (the “Agreement”).
     1. The Offering.
     (a) We understand that the Company currently seeks to raise approximately $55 million through a private placement of equity or equity-linked securities with institutional investors (the “Offering”) and a private placement of senior and/or subordinated debt securities (the “Placement”). This Agreement governs the terms of ROTH’s engagement with respect to the Offering and Placement. The actual terms of the Offering and Placement will depend on market conditions and will be subject to negotiation between the Company, ROTH and prospective investors.
     (b) We will conduct the Offering and Placement on a “best efforts” basis and cannot guarantee that we will be able to raise new capital on terms acceptable to you.
     (c) This engagement is exclusive. As a result, during the term of our engagement, you agree not to use any other investment banking firm or other party to raise capital (debt or equity) for you. You also agree to refer any inquiries regarding a potential financing of the Company to ROTH on the day that such inquiry is received by you. In the event that the Company issues equity or debt securities during the term of this engagement, regardless of the investor, the Company shall pay ROTH in accordance with the fee provisions of Paragraph 2.
     2. Placement Fees and Expenses.
     (a) Concurrent with and as a condition to closing the Offering, the Company will pay ROTH a cash placement fee equal to six percent (6%) of the gross proceeds received from the sale of securities in the Offering (the “Offering Fee”).

Douglas D. Burkett, Ph.D.
ZILA, Inc.

     (b) Concurrent with and as a condition to closing the Placement, the Company will pay ROTH a cash placement fee equal to two percent (2%) of the aggregate principal amount of the debt securities issued in such Placement or committed as part of such Placement (the “Placement Fee”). Debt securities, for the purposes of this agreement, shall include, but not be limited to, senior and subordinated notes, term debt and revolving lines of credit.
     (c) In addition, the Company will reimburse ROTH, upon written request, for its documented out-of-pocket expenses, including the reasonable fees and disbursements of ROTH’s legal counsel.
     (d) Furthermore, upon the closing of the Offering, the Company shall issue to ROTH warrants (“Agent Warrants”) for the purchase of shares equal in number to six percent (6%) of the shares of common stock of the Company purchased by investors through the Offering; provided however, that ROTH will not be entitled to Agent Warrants related to the future issuance of shares of common stock of the Company upon the exercise of any warrants issued to the investors in the Offering. The Agent Warrants will be exercisable into common shares of the Company, have a strike price equal to 120% of the price per share paid by investors in the Offering, will permit cashless exercise at all times and will have a term of five years. If the Company issues warrants to the investors in the Offering, the terms of the Agent Warrants shall be identical to the investor warrants, except to the extent that the aforementioned specifically addressed terms governing the Agent Warrants should differ from the terms of the investor warrants (in which case the specifically addressed terms above shall govern for purposes of the Agent Warrants). The shares issuable upon exercise of the Warrants will be entitled to the same registration rights as those granted to the investors in connection with the Offering. To that end, you agree that ROTH will be afforded the indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the Offering, as a third party beneficiary to such provisions, all of which such provisions are hereby incorporated in full in this letter for ROTH’s benefit in addition to the indemnification provisions attached to this letter.
     3. Term of Engagement; Other Fees.
     (a) The term of this engagement will be the earlier of the completion of both the Offering and Placement, or three months; however, either party may terminate this Agreement at any time upon 10 days written notice to the other party. Furthermore, this Agreement may be extended upon the written consent of both parties. Upon termination, ROTH will be entitled to the reimbursement of all expenses incurred through the date of termination pursuant to Paragraph 2(c).
     (b) If the Offering and/or Placement is not consummated during the term of this engagement, for reasons other than the termination of this Agreement by ROTH, and during the six months following termination or expiration, the Company completes a financing transaction (other than through a firm underwritten public offering, of which neither a shelf take-down or equity-line transaction will qualify) involving the issuance of equity or debt securities with any investor or party with whom conversations regarding a potential financing occurred during the term of this Agreement, then the Company agrees to pay ROTH upon the closing of such

Douglas D. Burkett, Ph.D.
ZILA, Inc.

transaction the cash placement fee that would otherwise have been due ROTH pursuant to Paragraphs 2(a) and 2(b) above had such transaction occurred during the term of this engagement.
     (c) If the Company abandons the Offering and/or Placement to pursue a merger, acquisition, joint venture or sale of the Company or all or substantially all of its assets, and during the six-month period following the termination or expiration of this Agreement the Company completes such a transaction, then the Company agrees to pay ROTH upon the closing of such transaction a cash fee equal to $250,000. Such amount shall be in addition to the expense reimbursement due ROTH pursuant to Paragraph 2(c). Should the Company use ROTH as an advisor for such transaction, this fee above will be applied to the advisory fee with respect to such transaction which will be separately negotiated between the parties. In such event, ROTH and the Company will enter into a new engagement letter covering the terms related to the new transaction.
     (d) This Paragraph 3 will survive the termination or expiration of this Agreement, notwithstanding anything herein to the contrary.
     4. Offering Materials; Representations and Warranties.
     (a) You hereby authorize ROTH to transmit to prospective purchasers of the securities materials prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate or, alternatively, copies of the Company’s most recent filings with the Securities and Exchange Commission, together with summary materials prepared by the Company, if we deem them appropriate (as the case may be, the “Offering Materials”). The Company represents and warrants that the Offering Materials (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise ROTH immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. In addition, the Company will notify ROTH of any material, non-public information included in any proposed Offering Materials.
     (b) You agree that, in connection with the Offering and the Placement, as the case may be, you will enter into subscription, registration rights and other reasonable customary agreements, and that your counsel will supply an opinion letter at the closing of the Offering and the Placement, as the case may be, to Roth that is identical to that to be rendered to the investors in the Offering or the Placement, as the case may be, in such form as is acceptable to, and addressed to, us and such Investors.

Douglas D. Burkett, Ph.D.
ZILA, Inc.

     (c) You further agree that ROTH may rely upon, and is a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the Offering and the Placement.
     5. Diligence; Information. In connection with ROTH’s activities on your behalf, you will furnish ROTH with all financial and other information regarding the Company that ROTH reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide ROTH with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. You recognize and agree that although ROTH will conduct a due diligence investigation of the Company, ROTH (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.
     6. Indemnification, Contribution, and Confidentiality. The Company agrees to indemnify ROTH and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and the parties agree to the confidentiality provisions of Appendix II, all of which are incorporated herein by this reference. These provisions will apply regardless of whether the proposed Offering or Placement is consummated and shall survive the termination or expiration of this Agreement.
     7. Other ROTH Engagements. Nothing in this Agreement shall be construed to limit the ability of ROTH or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.
     8. Other Finders and Placement Agents. You represent and warrant that there is no other person or entity that is entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and ROTH agree that any dispute concerning this Agreement shall be resolved through

Douglas D. Burkett, Ph.D.
ZILA, Inc.

binding arbitration before the NASD pursuant to its arbitration rules. Arbitration will be venued in Los Angeles County.
     10. Announcement of Offering or Placement. If the Offering or Placement is consummated, ROTH may, at its expense, place an announcement of the general terms of such Offering or Placement and the respective parties to the transaction in such newspapers and periodicals as ROTH may desire.
     11. Advice to the Board. The Company acknowledges that any advice given by us to you is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.
     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.
     13. Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that neither party may assign or delegate its obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision is void.

Douglas D. Burkett, Ph.D.
ZILA, Inc.

     We look forward to working with you toward the successful conclusion of the Offering and in supporting the Company in meeting its long-term objectives.
Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Lisa Walters-Hoffert

Lisa Walters-Hoffert
Managing Director

Confirmed and accepted as of this 14th day of July, 2006:

By:	/s/ Douglas D. Burkett, Ph.D.

Douglas D. Burkett, Ph.D. Chairman, Chief Executive Officer and President

Douglas D. Burkett, Ph.D.
ZILA, Inc.

APPENDIX I
INDEMNIFICATION AND CONTRIBUTION
     The Company agrees to indemnify and hold harmless ROTH and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)) and their respective directors, officers, employees, agents and controlling persons (ROTH and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by ROTH of the services contemplated by or the engagement of ROTH pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from ROTH’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of ROTH pursuant to, or the performance by ROTH of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from ROTH’s willful misconduct or gross negligence.
     Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has

Douglas D. Burkett, Ph.D.
ZILA, Inc.

not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.
     If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ROTH on the other hand, of the Offering or Placement, as the case may be, as contemplated whether or not the Offering or Placement, as the case may be, is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and ROTH, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ROTH of the Offering or Placement, as the case may be, as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering or Placement, as the case may be, bear to the fees paid or to be paid to ROTH under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that ROTH shall not be required to contribute any amount in excess of the amount by which fees paid ROTH hereunder (excluding reimbursable expenses), exceeds the amount of any damages which ROTH has otherwise been required to pay.
     The Company agrees that without ROTH’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which ROTH or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.
     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse ROTH on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Douglas D. Burkett, Ph.D.
ZILA, Inc.

     If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, The Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.
     The provisions of this Appendix I shall survive any termination, expiration or completion of the engagement that is the subject of this Agreement.

Douglas D. Burkett, Ph.D.
ZILA, Inc.

APPENDIX II
INFORMATION TO BE SUPPLIED; CONFIDENTIALITY
     In connection with ROTH’s activities on behalf of the Company, the Company will furnish ROTH with all financial and other information regarding the Company that ROTH reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide ROTH with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company recognizes and agrees that ROTH (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.
     ROTH will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that ROTH is legally required to make disclosure of any of the Information, ROTH will give notice to the Company prior to such disclosure, to the extent that ROTH can practically do so.
     The foregoing paragraph shall not apply to information that:
     (i) at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or ROTH or its affiliates conduct business, other than as a direct result of a breach by ROTH of its obligations under this Agreement;
     (ii) prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, ROTH or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to ROTH or its affiliates other than from the Company;
     (iii) at the time of disclosure by the Company or thereafter, is obtained by ROTH or any of its affiliates from a third party who ROTH reasonably believes to be in possession of or disclosing the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or
     (iv) is independently developed by ROTH or its affiliates.